EXHIBIT 99.1

ARC Wireless Solutions, Inc. Announces Appointment of New Director

Wheat Ridge, Colorado July 13, 2010 -- ARC Wireless Solutions, Inc. (NASDAQ:ARCW) announced today that the Board of Directors has unanimously appointed Mr. Gordon Jonathan Bernstein as a director effective today. Mr. Bernstein has also been appointed as a member of the Board's Audit Committee and the Board's Compensation Committee. The Board has determined that Mr. Bernstein meets the independence standards and the Audit Committee Composition standards under the NASDAQ Rules and Securities and Exchange Commission Rules. Mr. Bernstein will also serve as the Company’s designated Audit Committee Financial Expert. Mr. Bernstein will serve for a term that will expire at the next shareholders’ meeting at which directors are elected, or until a respective successor is duly elected and approved.

Mr. Bernstein is currently a Founding Partner and the Managing Member of Blackbern Partners LLC, a Private Investment Partnership. He has held this position since January of 2010. Since November of 2008 Mr. Bernstein has also served as the Vice President for Business Development and Vice Chairman of Corfin Industries LLC, a semiconductor component preparation services company. Prior to these positions, Mr. Bernstein served as a research Associate at Merlin Securities from June to October of 2008, and as an Investment Analyst at Pershing Square Capital Management from June 2004 until June 2006. Mr. Bernstein also serves as the Chairman of Minds Matter of NYC, a not-for-profit organization whose mission is to transform the lives of accomplished high school students from low-income families by broadening their dreams and preparing them for college success. Mr. Bernstein received his MBA from Columbia University and has a degree in electrical engineering from Cornell University.

Commenting on this change, CEO Jason Young stated, "We are pleased with the addition of Mr. Bernstein to the Company’s Board and look forward to his contributions to the Company in 2010 and beyond.”

About ARC Wireless Solutions, Inc.
ARC Wireless Solutions, Inc. is a provider of high quality and cost effective wireless network component and wireless network solutions. We design, develop, manufacture, market and sell a diversified line of antennas and related wireless communication systems, including cellular base station, mobile, cellular, conformal and flat panel antennas. We negotiate and manage our contract manufacturing relationships through our wholly-owned subsidiary, ARC Wireless Hong Kong Limited. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc. is headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward- looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward- looking statements and assumptions upon which forward- looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10- Q and Annual Report on Form 10- K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward- looking statements.

Contact:  For further information, contact Investor Relations at investorrelations@arcwireless.net or at (303) 421-4063.